Exhibit 10.84

OBERON
SECURITIES
November 15, 2005
Mr. Guy Nissenson
Xfone, Inc.
Britannia House
960 High Road
London, N12 9RY
United Kingdom

Fees Due to Oberon Securities, LLC from Xfone, Inc. in connection with past services and certain transactions

Dear Mr. Nissenson:

This letter serves as a negotiated agreement of all remaining fees due to Oberon Securities, LLC (“Oberon”) from outstanding retainer payments through the end of November 2005, non-cash M&A fees related to the acquisition of WS Telecom, Inc. (for purposes of clarity this does not include fees due to Oberon from either I-55 Telecommunications, LLC. or I-55 Internet Services, Inc. which shall be paid upon the closing of those respective transactions), and warrants due from the financial advisory services provided by Oberon to Xfone, Inc. in conjunction with fundraising from Laurus Master Fund, Ltd., Crestview Capital Master, LLC, Burlingame Equity Investors, LP, Burlingame Equity Investors II, LP, and Burlingame Equity Investors (Offshore), Ltd.

The following reflects the agreement between the parties with respect to total and final consideration due to Oberon pursuant to the Finders Agreement and the Financial Consulting Agreement between the parties for said services / transactions:

Common Shares - $105,000 “Market Value” - defined below
Warrants - 245,000 5-year warrants @ $3.15 strike price

For purposes of this letter agreement, the common shares will be delivered to Oberon within 7 calendar days of the effectiveness of the covering registration statement (or at any earlier time as may be requested by Oberon). The specific number of common shares granted to Oberon on that date shall be equal to (a) the “Market Value” of the shares of common stock due to Oberon; divided by (b) the average closing price per share from the three trading days after the date the “resale” registration statement including such shares has been declared effective by the SEC (with such average price from this section (b) subject to a ceiling of $4.00 per share and a floor of $2.00 per share).

I look forward to continuing to work with Xfone on its financing and M&A needs.

Best regards,

/s/ Adam Breslawsky
Adam Breslawsky

Agreed to by:

/s/ Guy Nissenson
Guy Nissenson
Xfone, Inc.
Chief Executive Officer